Exhibit 99.1

PURE Bioscience Stock to Begin Trading on the OTCQB Marketplace

SAN DIEGO (May 17, 2013) – PURE Bioscience (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced that its common stock has been delisted from NASDAQ and will begin trading on the OTC Markets’ OTCQB marketplace under its ticker symbol “PURE” commencing today, May 17, 2013. Investors will be able to view the Real Time Level II stock quotes for PURE at http://www.otcmarkets.com/stock/PURE/quote.

Michael L. Krall, president and CEO, stated: “Based on current market conditions along with the anticipated dilution required to meet the NASDAQ shareholder equity requirement, we believe it is not feasible to regain compliance at this time. We are optimistic about our business progress in various markets and remain committed to increasing shareholder value through the continued execution of our commercialization strategy for SDC-based products. We believe that the OTCQB will provide existing and new shareholders a quality marketplace to trade PURE.”

The transition to the OTCQB does not change the company’s reporting obligations with the Securities and Exchange Commission under applicable federal securities laws. Accordingly, the company intends to continue to file its Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K. The company anticipates the timely reporting of its third fiscal quarter ending April 30, 2013 on or before June 14, 2013.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and Carbapenem-resistant Enterobacteriaceae (CRE)/NDM-1+. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "expect," “intend,” "project” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its proposed initiatives and business plans, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
PURE@liolios.com